UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/24/2006

Georgia-Carolina Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22891

Georgia	58-2326075
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3527 Wheeler Road
Augusta, Georgia 30909
(Address of principal executive offices, including zip code)

706-731-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

First Bank of Georgia (the "Bank"), a wholly-owned subsidiary of Georgia-Carolina Bancshares, Inc. (the "Company"), has entered into a Severance Protection Agreement (the "Agreement") with the Company's Senior Vice President and Chief Financial Officer, Bradley J. Gregory. Mr. Gregory executed the Agreement on August 24, 2006. The Agreement was authorized by the Bank's Board of Directors and executed by the Bank on July 25, 2006.

Subject to the terms of the Agreement, the Bank shall pay Mr. Gregory an amount equal to two times his annual base salary in the event that his employment is terminated either (i) by the Bank, for no reason or for any reason other than gross negligence, conviction of certain crimes, a consistent pattern of failure to follow reasonable instructions or written notice from certain regulatory authorities requiring his removal, or (ii) by Mr. Gregory, as a result of a reduction in his compensation, a requirement that he relocate or a reduction in his duties, title and/or responsibilities, during the three year period immediately following a Change in Control of the Bank and/or the Company. Generally, a Change in Control, as defined in the Agreement, means the first to occur of any of the following: (i) the effective date of any transaction (or series thereof) pursuant to which the Company or the Bank becomes a subsidiary of or merges with another entity, (ii) the date upon which any person, corporation or group of associated persons acting in concert becomes a direct or indirect beneficial owner of shares of stock of the Company representing more than 25% of the votes then entitled to be cast at an election of directors of the Company, or (iii) the date upon which the persons who were members of the Board of Directors of the Company as of the date of the Agreement cease to constitute a majority of the Board of Directors.

If, within ninety days after the date upon which a Change in Control occurs as set forth above, Mr. Gregory terminates his employment, the Bank shall pay him an amount equal to his annual base salary. A Change in Control is also defined to include, solely for the purposes of the following provision, the date upon which any person, corporation or group of associated persons acting in concert becomes a direct or indirect beneficial owner of shares of stock of the Company representing 50% or more of the votes then entitled to be cast at an election of directors of the Company. If, within ninety days after the date upon which a Change in Control occurs by which any person, corporation or group of associated persons acting in concert becomes a direct or indirect beneficial owner of shares of stock of the Company representing 50% or more of the votes then entitled to be cast at an election of directors of the Company, Mr. Gregory terminates his employment, the Bank shall pay him an amount equal to one and one half times his annual base salary.

The Agreement shall remain in effect for three years and shall automatically renew for an additional three years on each anniversary thereof, unless the Bank notifies Mr. Gregory thirty days prior to such anniversary, in which case the Agreement shall terminate two years from such anniversary.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Georgia-Carolina Bancshares, Inc.

Date: August 29, 2006	By:	/s/ Bradley J. Gregory
Bradley J. Gregory
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Severance Protection Agreement between First Bank of Georgia and Bradley J. Gregory, dated August 24, 2006.